Exhibit 99.1

River Valley Bancorp
Provides Increase in Provision for Loan Losses For
The Period Ended June 30, 2009

For Immediate Release
Tuesday, July 21, 2009

Madison, Indiana – July 21, 2009– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the period ended June 30, 2009. The Corporation increased its allowance for loan losses by adding a $2.1 million provision for loan losses in the second quarter. The increased provision was made because of deterioration in the value of real estate collateralizing certain of the Bank’s loans including one large relationship representing $4.9 million of loans past due more than 180 days as of June 30, 2009, and continued weakness in the general economic environment. Due to this substantial provision, there was a net loss for the quarter of ($361,944), while year-to-date earnings remain positive at $181,237. The loss in the second quarter translates into a net loss of ($0.24) per basic share compared to net income of $0.36 per basic share for the same quarter in 2008 on net income of $588,686. Year to date earnings per basic share were $0.12 compared to $0.74 for the six month period ended June 30, 2008, on net income of $1,203,995.

The decrease in net income for the comparable periods is a direct consequence of the provision for loan losses, as other operating comparisons showed primarily positive results. The Corporation experienced improving margins assisted by higher average balances, and higher non-interest income primarily from secondary mortgage originations. Operating expenses were higher as a direct result of increases in FDIC insurance premiums and a projected special FDIC assessment of $190,000 on June 30, 2009 deposit balances. Net interest income increased by approximately $67,000 in the second quarter 2009 over the same period in 2008, and increased by nearly $290,000 year to date 2009 over the same period in 2008. Non-interest income increased by approximately $448,000 in the second quarter 2009 over the same period in 2008, and increased by nearly $641,000 in year to date comparisons.

Non-interest expenses, year to date in 2009, increased by approximately $630,000 over those of 2008, but of that number, $425,000 was expensed for FDIC insurance in 2009 as compared to approximately $31,000 in 2008. Provision for loan losses year to date in 2009 was $2.4 million compared to $400,000 in 2008. The allowance for loan losses expressed as a percentage of outstanding loans was 1.70% as of June 30, 2009 as compared to 0.80% on June 30, 2008. Actual net loan losses, expressed as a percentage of outstanding loans, year to date in 2009 were 0.03% compared to 0.17% in 2008.

Return on average assets for the quarter ended June 30, 2009 was (0.38)% and the return on average equity was (5.75)% for the quarter. For the second quarter of 2008, those corresponding returns were 0.67% and 9.03% respectively. For the six month period ended June 30, 2009, return on average assets was 0.09%, and 1.44% for return on average equity. For the like period in 2008, return on average assets was 0.69%, and the return on average equity was 9.18%.

Assets totaled $386.9 million as of June 30, 2009, an increase of approximately $34.2 million, from the $352.7 million reported as of June 30, 2008.  Net loans, including loans held for sale, were $274.6 million as of June 30, 2009, an increase of $8.3 million from the balance reported as of June 30, 2008 of $266.3 million, and a decrease of $10.8 million from balances reported as of December 31, 2008. As of June 30, 2009, deposits totaled $269.0 million, an increase of $47.9 million from the $221.2 million reported as of June 30, 2008 and a $21.3 million increase from that recorded on December 31, 2008.

Stockholders’ equity as of June 30, 2009 was $24.4 million, or 6.31% as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $16.23 as of June 30, 2009. Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 4.66% as of June 30, 2009. That same indicator was 1.36% as June 30, 2008, and 1.06% as of December 31, 2008.

“Due to the persistence, the depth, and the breadth of the recession, the Corporation is prudently and boldly making provision for future loan losses,” stated Matthew P. Forrester, president of River Valley Bancorp. “The fundamentals of our business in this environment would be considered outstanding; however, the uncertainty surrounding future loan losses in our loan portfolio is disconcerting. We can reasonably assume loan losses over short and intermediate periods of time. What is more difficult in this economy, and yet our obligation, is to appropriately and accurately recognize, and rationalize potential losses well into the future. Management and the Board of Directors felt it was appropriate to build our allowance for loan losses to match the unpredictability of this historic chapter in banking. We strongly believe that we have recognized potentially bad news quickly so we can get back to performance indices reflective of the genuine strength of the Corporation.”

As of June 30, 2009, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution. The minimum regulatory standard to be considered “well capitalized” is 4% Core   Capital, 5% Tier 1 Risk Based Capital, and 8% Total Risk Based Capital. River Valley Financial Bank’s capital as of June 30, 2009 stood at 8.02% Core Capital, 11.10% Tier 1 Risk Based Capital, and 11.70% Total Risk Based Capital.

The last reported trade of   “RIVR” stock on July 17, 2009 was at $13.80.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 6-30-2009	6 Months Ended 6-30-2009	6 Months Ended 6-30-2008

Assets		$386,903	$352,696
Net Loans, including loans held for sale		274,643	266,343
Allowance for Loan Losses		4,677	2,129
Deposits		269,032	221,169
Shareholder Equity		24,423	25,529
Total Interest Income	$4,712	9,554	10,129
Total Non Interest Income	1,255	2,294	1,653
Interest Expense	2,337	4,720	5,585
Non Interest Expense	2,374	4,818	4,188
Provision for Loan Losses	2,053	2,438	400
Taxes	(435)	(309)	405
Net Income	(362)	181	1,204

ROAA	(0.38)%	0.09%	0.69%
ROAE	(5.75)%	1.44%	9.18%
Basic Earnings per Share	$(0.24)	$0.12	$0.74
Diluted Earnings per Share	(0.24)	0.12	0.73

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949